Exhibit 10.49

KESTREL GROUP LTD. 2025 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of this Kestrel Group Ltd. 2025 Equity Incentive Plan is to provide a means whereby Kestrel Group Ltd. (f/k/a Ranger Bermuda Topco Ltd.) (the “Company”) may, through awards of equity-based and other compensation contemplated hereunder:

(a)	provide selected officers, directors, employees and consultants with additional incentive to promote the success of the Company’s business;

(b)	encourage such persons to remain in the service of the Company; and

(c)	enable such persons to acquire proprietary interests in the Company.

2.	Definitions and Rules of Construction.

2.01	“Award” means the grant of Options, Restricted Shares, Restricted Share Units, Performance Awards, Stock Appreciation Rights (SARs), Other Share-Based Award, Deferred Cash Award or any other right, interest or grant relating to cash, Common Shares or other property pursuant to the Plan to a Participant.

2.02	“Award Date” means the date upon which an Award is granted to a Participant under the Plan.

2.03	“Board” or “Board of Directors” means the board of directors of the Company; provided, however, that (x) any reference to the Board in this Plan shall be deemed to refer to the Committee, as applicable, to the extent the Board has delegated to the Committee authority with respect to a matter to which such reference is relevant, and (y) the Board shall retain all powers with respect to the Plan that may be exercised by the Committee.

2.04	“Cause” shall, unless defined otherwise in an employment, consulting, advisory or similar agreement between the Company or any Subsidiary, mean one or more of the following: (A) the Participant’s refusal or failure to perform duties assigned or that are required by the Participant’s position; (B) the Participant’s commission of an act materially detrimental to the financial condition and/or business reputation of the Company or any of its Subsidiaries; (C) the Participant’s commission of any theft, fraud, act of dishonesty or breach of trust; (D) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; or (E) the Participant’s material violation of the Company’s written policies (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Subsidiary) or of the Participant’s statutory or common law duty of loyalty to the Company or its affiliates. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 12 months after the Participant’s termination of employment or services, that discharge for Cause was warranted.

2.05	“Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)	any person, entity or “group” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934), other than Kestrel Intermediate Ledbetter Holdings LLC or any of its affiliates, the Company, any Subsidiary of the Company or any employee benefit plan of the Company or a Subsidiary of the Company or former Subsidiary of the Company, is or becomes a beneficial owner, directly or indirectly, of shares of the Company representing more than 50% of the total voting power of the Company’s then outstanding shares;

(ii)	a tender offer (for which, if applicable, a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the shares of the Company and either (A) any time during the offer when the person, entity or “group” (using the definition in (i) above) making the offer owns or has accepted for payment shares of the Company with more than 50% of the total voting power of the Company’s outstanding shares or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person, entity or “group” (using the definition in (i) above) making the offer could own, by the terms of the offer plus any shares owned by such person, entity or “group” (using the definition in (i) above), shares with more than 50% of the total voting power of the Company’s outstanding shares when the offer terminates;

(iii)	consummation, following approval by the shareholders of the Company, of: (A) a reorganization, merger or consolidation by reason of which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the total voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, (B) a liquidation or dissolution of the Company (other than a liquidation or dissolution of the Company into a Subsidiary of the Company or for the purposes of effecting a corporate restructuring or reorganization as a result of which persons who were shareholders of the Company immediately prior to such liquidation or dissolution continue to own immediately thereafter, directly or indirectly, more than 50% of the total voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company and its Subsidiaries following such transaction) or (C) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (whether such assets are held directly or indirectly) to one or more persons or entities that are not, immediately prior to such sale, transfer, lease or other disposition, affiliates of the Company; or

(iv)	individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

Notwithstanding the foregoing, (A) for purposes of this Plan, an acquisition by an underwriter temporarily holding equity securities of the Company pursuant to an offering of such securities shall not constitute a Change of Control, and (B) if a Change of Control constitutes a payment event with respect to any payment of compensation or benefits that is “deferred compensation” within the meaning of Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described above with respect to such payment (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control has occurred and the date of the occurrence of such Change of Control and any incidental matters related thereto.

2.06	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.07	“Committee” means the Compensation Committee of the Board or any successor to such committee or any other committee of the Board duly authorized, appointed or designated by the Board, in each case and solely to the extent required by the SEC or any national listing exchange upon which the Common Shares are listed, composed of no fewer than two directors each of whom is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, or if the Board is acting as the administrator of the Plan, the Board.

2.08	“Common Share” means the $0.01 par value common share of the Company.

2.09	“Company” means Kestrel Group Ltd. (f/k/a Ranger Bermuda Topco Ltd.), a Bermuda exempted company limited by shares, and any successor thereto.

2.10	“Deferred Cash Award” means an Award under Section 12 of this Plan that has a value set by the Committee, which shall be payable to the Participant in cash.

2.11	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

2.12	“Exercise Price” means the price per Common Share at which an Option or SAR may be exercised.

2.13	“Fair Market Value” shall mean the closing sale price of an Common Share, as reported on the NASDAQ Stock Market System or any other reporting system selected by the Committee on the relevant date; provided, however, that Fair Market Value shall instead be determined in good faith by the Board if, on the relevant date, there is no sale of Common Shares reported or the Common Shares are not quoted or listed on the NASDAQ Stock Market System or a national securities exchange.

2.14	“Good Reason” shall mean any of the following events that occur from and after a Change of Control and without Participant’s written consent:

(i)	any material diminution in the Participant’s authority, duties, or responsibilities from those applicable to the Participant as of immediately prior to such Change of Control;

(ii)	a material reduction in the base compensation payable to the Participant; or

(iii)	the relocation of the Company’s place of business at which the Participant is principally located to a location that is greater than 50 miles from the site immediately prior to the Change of Control.

Notwithstanding the foregoing, “Good Reason” shall not exist unless (A) the Participant provides written notice to the Company within 30 days of the first instance of such events that give rise to Good Reason describing in reasonable detail such circumstances, (B) the Company fails to cure such conditions or events within 30 days of having received such notice and (C) the Participant provides written notice of the Participant’s termination of employment and the Participant terminates employment within 30 days from the date such cure period expires.

2.15	“ISO” means an incentive share option which is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.16	“NSO” means a non-qualified share option, which is not intended to qualify as an incentive stock option under Section 422 of the Code.

2.17	“Option” means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of Common Shares, subject to the terms and conditions of the Plan.

2.18	“Other Share-Based Award” means a right or other interest granted to a Participant under Section 11 of this Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares, including, but not limited to, unrestricted Common Shares or distribution equivalent rights.

2.19	“Participant” means an individual to whom an Award has been granted under the Plan.

2.20	“Performance Award” means a right granted to a Participant under Section 10 of this Plan to receive an amount of cash, Common Shares, or a combination of both, which right shall be conditioned on the satisfaction of specified performance criteria.

2.21	“Plan” means the Kestrel Group Ltd. 2025 Equity Incentive Plan, as set forth herein and from time to time amended.

2.22	“Restricted Shares” means the Common Shares awarded to a Participant pursuant to Section 8 of this Plan.

2.23	“Restricted Share Unit” means a right granted to a Participant under Section 9 of this Plan to receive from the Company Common Shares, cash or other property at the end of a specified period, which right may be conditioned on the satisfaction of specified performance or other criteria.

2.24	“SAR” means a stock appreciation right granted to a Participant under Section 6 of this Plan that represents an unfunded and unsecured promise to deliver Common Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Common Share over the base price per Common Share of the SAR.

2.25	“Subsidiary” means any entity during any period which the Company owns or controls at least 50% of (i) the issued and outstanding capital shares, or (ii) the combined voting power of all classes of shares.

2.26	Rules of Construction:

2.26.1	Governing Law and Venue. The construction and operation of this Plan are governed by the laws of Bermuda without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

2.26.2	Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

2.26.3	Conformity with Section 422. Any ISOs issued under this Plan are intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention. Any NSOs issued under this Plan are not intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

2.26.4	Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons or objects of any gender.

2.26.5	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

2.26.6	Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.	Shares Subject to the Plan.

Subject to adjustment as provided in Section 15 hereof, the aggregate number of Common Shares for which Awards may be issued under this Plan shall be 24,100,000 shares. Any of the authorized Common Shares under this Section 3 may be used for any type of Award under the Plan, except that the maximum number of Common Shares that may be allocated to ISOs shall be 24,100,000, subject to adjustment as provided in Section 15. Reserved shares shall be authorized but unissued shares.

To the extent that Common Shares subject to an outstanding Restricted Share Award, Restricted Share Unit Award, Performance Award, or Other Share-Based Award granted under the Plan are forfeited, cancelled, exchanged or surrendered or if such an Award terminates or expires without the issuance of Common Shares to the Participant, or if Common Shares are withheld by the Company as payment of withholding taxes in respect of an Award, the Common Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for issuance pursuant to Awards granted under the Plan; provided, however, that in no event shall such Common Shares increase the number of Common Shares that may be delivered pursuant to ISOs granted under the Plan and, for the avoidance of doubt, no Common Shares that are surrendered or tendered to the Company in payment of the Exercise Price of an Option, the base price of a SAR or any taxes required to be withheld in respect of an Option or SAR shall again become available to be delivered pursuant to Awards granted under the Plan. Upon exercise of a stock-settled SAR, each Common Share with respect to which such stock-settled SAR is exercised shall be counted as one Common Share against the maximum aggregate number of Common Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Common Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash will not reduce the aggregate number of Common Shares that may be delivered pursuant to Awards granted under the Plan.

Notwithstanding the foregoing, the maximum aggregate grant date fair value of equity Awards granted to any non-employee director of the Company during any calendar year shall not exceed $1 million. The fair value of an equity-based Award shall be determined under applicable accounting standards.

4.	Administration.

The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members.

The Committee’s determinations are final and binding on all Participants. In addition to any other powers set forth in this Plan, the Committee has the following powers:

(a)	to construe and interpret the Plan;

(b)	to establish, amend and rescind appropriate rules and regulations relating to the Plan;

(c)	subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the number of Options, Restricted Shares, Restricted Share Units, Performance Awards, SARs, Other Share-Based Awards, or amount of cash to be subject to each Award, the Exercise Price, base price, the vesting schedule (including any performance criteria to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 21 hereof, to amend or modify any of the terms of outstanding Awards;

(d)	to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;

(e)	generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable; and

(f)	to determine the form in which tax withholding under Section 19 of this Plan will be made (i.e., cash, Common Shares or a combination thereof).

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of any person who is, as of the relevant time, subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such a person. Any such allocation or delegation may be revoked by the Committee at any time.

5.	Eligible Participants.

Present and future directors, officers, employees and consultants of the Company or any Subsidiary shall be eligible to participate in the Plan. The Committee from time to time shall select those officers, directors and employees and consultants of the Company and any Subsidiary of the Company who shall be designated as Participants.

6.	Terms and Conditions of Non-Qualified Share Options and SARs.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award an NSO and/or SAR to any Participant. Each NSO and/or SAR shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee in such agreement, each NSO and/or SAR shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

6.01	Option/SAR Period. Each NSO and SAR will expire as of the earliest of:

(i)	the date on which it is forfeited under the provisions of Section 14.01;

(ii)	10 years from the Award Date;

(iii)	in the case of a Participant who is an employee of the Company or a Subsidiary, three months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause or death or total and permanent disability;

(iv)	in the case of a Participant who is a member of the board of directors of the Company or a Subsidiary, but not an employee of the Company or a Subsidiary, three months after the Participant’s retirement from such board for any reason other than for Cause or death or total and permanent disability or a Change of Control, as the case may be;

(v)	immediately upon the Participant’s termination of employment with the Company and its Subsidiaries or service on the board of directors of the Company or a Subsidiary for Cause;

(vi)	12 months after the Participant’s death or total and permanent disability; or

(vii)	any other date specified by the Committee when the NSO or SAR is granted.

6.02	Exercise Price and Base Price. The Exercise Price of any NSO and the base price of any SAR shall be determined by the Committee at the time the NSO is granted, and shall be no less than 100% of the Fair Market Value of the Common Shares subject to the NSO and/or SAR on the Award Date.

6.03	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, NSOs and SARs shall vest in accordance with Section 14.01.

6.04	No Repricing. The Committee shall not, without the approval of the shareholders of the Company, (i) reduce the Exercise Price or base price of any previously granted NSO or SAR, (ii) cancel any previously granted NSO or SAR in exchange for another NSO or SAR with a lower Exercise Price or base price, (iii) cancel any previously granted NSO or SAR in exchange for cash or another Award if the Exercise Price of such NSO or the base price of such SAR exceeds the Fair Market Value of an Common Share on the date of such cancellation, or (iv) take any action with respect to an NSO or SAR that would be treated, for accounting purposes, as a “repricing” of such NSO or SAR, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 15.

6.05	Additional Option and SAR Provisions. The forms of NSO and SAR authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

7.	Terms and Conditions of Incentive Share Options.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award an ISO to any employee of the Company or a Subsidiary. Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

Option Period. Each ISO will expire as of the earliest of:

(i)	the date on which it is forfeited under the provisions of Section 14.01;

(ii)	10 years from the Award Date, except as set forth in Section 7.02 below;

(iii)	immediately upon the Participant’s termination of employment with the Company and its Subsidiaries for Cause;

(iv)	three months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause or death or total and permanent disability;

(v)	12 months after the Participant’s death or total and permanent disability; or

(vi)	any other date (within the limits of the Code) specified by the Committee when the ISO is granted.

Notwithstanding the foregoing provisions granting sole discretion to the Committee to determine the terms and conditions of ISOs, such terms and conditions shall meet the requirements set forth in Section 422 of the Code or any successor thereto.

7.02	Exercise Price and Expiration. The Exercise Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than 100% of the Fair Market Value of the Common Shares subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporations, the Exercise Price shall be at least 110% of the Fair Market Value of the Common Shares subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five years from the Award Date.

7.03	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, ISOs shall vest in accordance with Section 14.01.

7.04	No Repricing. The Committee shall not, without the approval of the shareholders of the Company, (i) reduce the Exercise Price of any previously granted ISO, (ii) cancel any previously granted ISO in exchange for another ISO with a lower Exercise Price, (iii) cancel any previously granted ISO in exchange for cash or another Award if the Exercise Price of such ISO exceeds the Fair Market Value of an Common Share on the date of such cancellation, or (iv) take any action with respect to an ISO that would be treated, for accounting purposes, as a “repricing” of such ISO, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 15.

7.05	Additional Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Section 422 of the Code and the regulations thereunder.

8.	Terms and Conditions of Restricted Share Awards.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award Restricted Shares to any Participant at no additional cost to the Participant. Each Restricted Share Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Common Shares awarded to Participants under the Plan as Restricted Shares shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Restricted Period. Restricted Shares awarded under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest.

(b)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Restricted Share Awards under this Section 8 shall vest in accordance with Section 14.01.

(c)	Certificate Legend. Each certificate issued in respect of Restricted Shares awarded under this Section 8 shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Shares contained in Section 8 of the Kestrel Group Ltd. 2025 Equity Incentive Plan and an agreement entered into between the registered owner and Kestrel Group Ltd. or any successor thereto. Copies of such Plan and agreement are on file at the principal office of Kestrel Group Ltd. or any successor thereto.”

The legend as set forth on each certificate issued in respect of Restricted Shares awarded under this Section 8 shall reflect the then-current name of the Plan and the Company.

(d)	Escrow. Any Restricted Shares issued pursuant to this Section 8 shall be held by the Company in escrow for the benefit of the Participant to whom the Restricted Shares are awarded. Upon vesting, a certificate for the vested shares shall be issued to the participant free of the restrictive legend required by Section 8(c).

9.	Terms and Conditions of Restricted Share Unit Awards.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award Restricted Share Units to any Participant at no additional cost to the Participant. Each Restricted Share Unit Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Restricted Share Units awarded to Participants under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Restricted Period. Restricted Share Units awarded under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest.

(b)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Restricted Share Unit Awards under this Section 9 shall vest in accordance with Section 14.01.

(c)	Additional Restricted Share Unit Provisions. The form of Restricted Share Unit authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

10.	Terms and Conditions of Performance Awards.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award Performance Awards to any Participant at no additional cost to the Participant. Each Performance Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Performance Awards awarded to Participants under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Performance Criteria. Performance Awards awarded under this Section 10 may be earned upon achievement or satisfaction of one or more performance criteria, which shall be determined by the Committee.

(b)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Performance Awards under this Section 10 shall vest in accordance with Section 14.01.

(c)	Additional Performance Award Provisions. The form of Performance Award authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

11.	Terms of Other Share-Based Awards.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award Other Share-Based Awards to any Participant at no additional cost to the Participant. Each Other Share-Based Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Other Share-Based Awards awarded to Participants under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Other Share-Based Awards under this Section 11 shall vest in accordance with Section 14.01.

(b)	Additional Other Share-Based Award Provisions. The form of Other Share-Based Award authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

12.	Terms of Deferred Cash Awards.

Subject to the terms of the Plan, the Committee, in its sole discretion, may award Deferred Cash Awards to any Participant at no additional cost to the Participant. Each Deferred Cash Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Deferred Cash Awards awarded to Participants under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Deferred Cash Awards under this Section 12 shall vest in accordance with Section 14.01; and

(b)	Additional Deferred Cash Award Provisions. The form of Deferred Cash Award authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

13.	Manner of Exercise of Options.

To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee on a form acceptable to the Committee, stating the number of Common Shares with respect to which the Participant intends to exercise the Option. The Company will issue the Common Shares with respect to which the Option is exercised upon payment in full of the Exercise Price. The Committee may permit the Exercise Price to be paid in cash or Common Shares held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Exercise Price. The Committee may also permit the Exercise Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of Common Shares from the Common Shares otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the Exercise Price. If a Participant pays the Exercise Price with Common Shares which were received by the Participant upon exercise of one or more ISOs, and such Common Shares have not been held by the Participant for at least the greater of:

(a)	two years from the date the ISOs were granted; or

(b)	one year after the transfer of the Common Shares to the Participant; the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Exercise Price shall no longer satisfy all of the requirements of Section 422 of the Code.

To the extent that an Option is not exercised by a Participant when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. Unless otherwise determined by the Committee, no partial exercise may be for less than 100 full Common Shares.

Notwithstanding any other term or provision of the Plan, no Option granted hereunder may be exercised and no Award of Restricted Shares or settlement of an Award for Common Shares shall take effect, in whole or in part, unless at the time that the Option or Award has vested (i) the Common Shares are quoted or listed on the NASDAQ Stock Market System or other national securities exchange, (ii) there has been a sale of in excess of twenty percent (20%) of the issued and outstanding shares of the Company to persons not affiliated with the Company as the date of the adoption of the Plan, or (iii) all or substantially all of the Company’s assets and business have been acquired by another corporation or the Company has been merged or consolidated with another corporation and the Company is not the surviving corporation of such transaction.

14.	Vesting.

14.01	Vesting Schedules. A Participant may not exercise an Option or SAR until it has become vested. The Committee shall establish and set forth in the applicable Award agreement the vesting schedule applicable to an Award granted to each Participant.

Unless otherwise set forth in the applicable Award agreement, a Participant’s Awards shall become fully vested upon the participant’s termination of employment on account of total and permanent disability as determined by the Company or death. Unless the Committee otherwise provides in the applicable agreement evidencing an Award or Section 14.02 applies, if a Participant’s employment with or service to the Company or a Subsidiary terminates for any other reason, any Award that is not yet vested shall be immediately and automatically forfeited.

A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary, or vice versa, or a leave of absence approved by the Participant’s employer. A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries).

14.02	Effect of “Change of Control”.

(a)	Unless otherwise provided in an Award agreement or a Participant’s effective employment, change of control, severance or other similar agreement and subject to Section 14.02(b), Awards granted under the Plan shall not become fully vested, exercisable or free of transfer restrictions solely upon the occurrence of a Change of Control and shall instead remain outstanding and unvested (to the extent applicable as of immediately prior to the Change of Control); provided, however, that if a Participant’s service is terminated (i) by the Company for any reason (other than for Cause) or (ii) by the Participant for Good Reason, in each case, within 24 months following such Change of Control, then any then-unvested and outstanding Awards granted to such Participant shall immediately and automatically become fully vested, exercisable and free of transfer restrictions upon the date of such termination and, in the case any such Awards are subject to the satisfaction of one or more performance conditions, such performance conditions shall be deemed satisfied as if target performance was achieved as of the date of such termination and shall be settled, without proration, within sixty (60) days of such termination (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code).

(b)	Notwithstanding Section 14.02(a) and except to the extent the Board expressly provides otherwise in an applicable Award agreement, in the event of a Change of Control, unless provision is made in connection with such Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments to the number and kinds of shares, and if applicable, the Exercise Price and performance goals, in each case, that the Board determines will preserve the material terms and conditions of such Awards as in effect immediately prior to the Change of Control (including, without limitation, with respect to the intrinsic value of the Awards, if any, as of the Change of Control, difficulty of achieving performance goals, if applicable, and transferability of the shares underlying such Awards), immediately upon the occurrence of the Change of Control, solely to the extent determined by the Board in its sole discretion, (i) any then-unvested and outstanding Awards granted to such Participant shall immediately and automatically become fully vested, exercisable and free of transfer restrictions, in whole or in part, and (ii) in the case any such Awards are subject to the satisfaction of one or more performance conditions, such performance conditions shall be deemed satisfied as if target performance was achieved as of the date of the Change of Control and shall be settled, without proration, within sixty (60) days of the Change of Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code). The Board may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

15.	Adjustments to Reflect Changes in Capital Structure.

15.01	Adjustments. If there is any change in the corporate structure or shares of the Company, the Committee shall make any appropriate adjustments, including, but not limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of Common Shares with respect to which Awards may be granted under this Plan (including the maximum number of Common Shares with respect to which Awards may be granted under this Plan in the aggregate and individually to any Participant during any calendar year as specified in Section 3) and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Exercise Price. For the purpose of this Section 15, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock or share split, share dividend, consolidation, rights offering, separation, reorganization, or liquidation (including a partial liquidation) and any transaction in which Common Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation.

15.02	Cashouts. In the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction (including a Change of Control), the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Shares upon or in respect of such event; provided, however, in each case, that with respect to any ISO, no such adjustment may be made that would cause the Plan to violate Section 422 of the Code (or any successor provision).

16.	Dividends and Dividend Equivalents.

Subject to the provisions of the Plan and any Award agreement, a Participant receiving an Award (other than any NSO, ISO or SAR) may, to the extent determined by the Committee in its sole discretion, be entitled to receive cash dividends, or cash payments in amounts equivalent to cash dividends on Common Shares (i.e., dividend equivalents), with respect to the number of Common Shares covered by the Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares or otherwise reinvested. Dividends or dividend equivalents paid with respect to Awards shall be subject to restrictions and a risk of forfeiture to the same extent, and on the same terms and conditions, as the Awards to which such dividends or dividend equivalents relate. Notwithstanding any provision of the Plan or any Award agreement, no dividend or dividend equivalent payments or other payments will be made in respect of any applicable Award prior to the settlement date of such Award.

17.	Nontransferability of Awards.

No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the agreement relating to such Award, to the Participant’s family members, a trust or entity established by the Participant for estate planning purposes, a charitable organization designated by the Participant or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the agreement relating to an Award, each Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

18.	Rights as Shareholder.

No Common Shares may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a shareholder with respect to any Common Shares covered by an Option until the date of the issuance of a share certificate for the Common Shares.

19.	Withholding Tax.

Subject to applicable law, the Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold Common Shares having an aggregate Fair Market Value equal to the applicable statutory withholding (based on statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, (ii) tendering back Common Shares received in connection with such Award or (iii) delivering other previously acquired Common Shares having a Fair Market Value approximately equal to the amount to be withheld. Common Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the statutory withholding rate (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).

20.	No Right to Employment.

Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company or its parent or Subsidiaries, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

21.	Amendment of the Plan.

The Board, at any time and from time to time, may modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not (a) materially increase the benefits accruing to Participants, (b) increase the maximum number of Common Shares which may be issued under the Plan (except for permissible adjustments provided in the Plan) or (c) materially modify the requirements as to eligibility for participation in the Plan or exercise of an Option. The termination or any modification or amendment of the Plan shall not, without the consent of the Participant, affect the Participant’s rights under an Award previously granted to the Participant. With the consent of the Participant affected, the Board may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Options under the Plan to the extent necessary to qualify any or all Options under the Plan for such favorable United States federal income tax treatment (including deferral of taxation upon exercise) as may be afforded ISOs under Section 422 of the Code or any successor provision of the Code.

22.	Conditions Upon Issuance of Shares.

An Option shall not be exercisable and Common Shares shall not be issued pursuant to the exercise of an Option or settlement of an Award, and Restricted Shares shall not be awarded until and unless the award of Restricted Shares, exercise of such Option, settlement of such Award and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the United States Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the Common Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding any other provision in the Plan, any Award which is subject to recovery under any law, government regulation or securities exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or securities exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or securities exchange listing requirement.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such Common Share if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

23.	Substitution or Assumption of Awards by the Company.

The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the Exercise Price and the number and nature of shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an existing award, such new Award may be granted with a similarly adjusted exercise price, if applicable.

24.	Section 409A.

(a)	It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)	No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owed by any such Participant to the Company.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Except as otherwise determined by the Committee in its sole discretion or as set forth in any applicable Award or other agreement, such amount shall be paid without interest.

(d)	Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, unless otherwise determined by the Committee in its sole discretion, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

25.	Effective Date and Termination of Plan.

25.01	Effective Date. This Plan is effective as of the date of its approval by the Company’s shareholders.

25.02	Termination of the Plan. Unless sooner terminated in accordance with Section 15.02 hereof, the Plan shall terminate upon the tenth anniversary of the date of its approval by the Company’s shareholders. Upon the termination of the Plan, Awards outstanding on the date of such termination shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Awards.

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